                                                                    EXHIBIT 10.2

                    TURNKEY MANUFACTURING SERVICES AGREEMENT

1.       AGREEMENT:

1.1 This Agreement is entered into between Express Manufacturing Incorporated, a California corporation whose principal place of business is located at 3519 W. Warner Avenue, Santa Ana, California 92704 (hereafter referred to as "EMI") and Raptor Networks Technology (hereafter referred to as "CUSTOMER") whose principal place of business is located at 65 Enterprise, Aliso Viejo, California for the purchase of various assembled and tested printed circuit boards (Products) in accordance with the terms and conditions set forth below.

2.       TERM:

2.1 This Agreement shall commence upon execution and continue in full force and effect for a period of one (1) year. This Agreement shall automatically renew from year to year, for subsequent one-year terms unless terminated pursuant to the provisions of this Agreement.

3.       ORDER QUANTITY AND PRICING:

3.1 CUSTOMER hereby orders and agrees to purchase from EMI and EMI hereby agrees to sell and deliver to CUSTOMER, all printed circuit board assemblies (Products) in the quantities specified and at the prices stated in the Quotation.

3.2 Prices are firm for the quantities specified. Notwithstanding the foregoing, if a supplier increases EMI's cost of any electronic component or part, EMI may increase its price(s) of any undelivered product upon prior notice to CUSTOMER.

4.       PURCHASE ORDERS/FORECASTS: 4.1 PURCHASE ORDERS:

4.1.1    CUSTOMER will provide to EMI firm purchase orders a minimum of ninety
         (90) days in advance of delivery ("Firm Order Period"). Purchase orders must be in writing and submitted via hard copy, facsimile, electronic mail, or other electronics means as the parties may agree from time to time. Such purchase orders issued shall contain the following information:

4.1.1.1 CUSTOMER's part number, description and revision level of product to be shipped.

4.1.1.2  The unit price and the delivery schedule.

4.1.1.3 Purchase orders shall allow sufficient lead-time per EMI's sales quotation.

4.1.1.4 CUSTOMER's specifications including workmanship standards and test specifications.

4.1.1.5 All purchase orders whether made before or after this Agreement shall be bound by the terms of this Agreement and all are incorporated herein by reference.

4.2      FORECASTS:

4.2.1 CUSTOMER shall schedule and maintain firm order requirements with EMI for at least ninety (90) days periods. On a monthly basis, CUSTOMER shall provide EMI with a non-binding "rolling" forecast of CUSTOMER's order requirements for ninety (90) day periods beyond the Firm Order Period. CUSTOMER shall ensure that at all times, EMI is in possession of a minimum six (6) month's projection of planned product requirements.

4.3      RESCHEDULES:

4.3.1 Request for reschedules must be made in writing, and may be submitted via hard copy, facsimile or electronic mail. CUSTOMER agrees that any order scheduled to ship within thirty (30) days cannot be rescheduled.

4.3.2 A delivery may be rescheduled (whether in whole or in part) from its original agreed delivery date provided that EMI is given notice of such rescheduling no less than forty-five (45) days before the original shipment date.

4.3.3 CUSTOMER will be responsible for costs associated with carrying incurred by EMI to accommodate any reschedule. CUSTOMER will be charged a carrying fee at the rate of two percent (2%) per month of the value of components actually purchased by EMI for the reschedule delivery. EMI shall use its best efforts to return to its suppliers any component parts affected by such reschedules in order to minimize any and all carrying charges to CUSTOMER under this section. Carrying charges will begin to accumulate fifteen (15) days after the original delivery date and will be billable monthly.

4.3.4 If such reschedule represents an acceleration or increase, EMI will make best effort to meet the request, subject to material and capacity availability.

4.3.5 EMI may invoice CUSTOMER for NCNR and CUSTOMER specific component inventories that are held in its possession for longer than sixty (60) days, when CUSTOMER demands are rescheduled causing EMI's component inventory to be in excess of that required to meet the production plan as defined by the original delivery date commitments. Any such invoices will be due and payable in accordance with the payment terms set forth in this Agreement. Upon payment in full, all component inventory shall then become consigned inventory, owned by CUSTOMER.

4.3.6 CUSTOMER reserves the right to reschedule deliveries on orders that are due forty-five (45) days or more from the date such change notice is given to EMI. EMI will have the right to invoice for full material cost incurred by EMI as a result of delays (longer than 5 days) caused by ECO implementation or shortages of customer-supplied components.

4.4      CANCELLATIONS:

4.4.1 Orders scheduled to be shipped within thirty (30) days may not be cancelled under any circumstances. An order that is not scheduled to be shipped before thirty (30) days may only be cancelled in writing by CUSTOMER, in which writing must be received by EMI no later than forty-five (45) days prior to the scheduled shipment. Notwithstanding the cancellation of any order, CUSTOMER is responsible for all cancellation charges as described in 4.4.2 and will be due and payable in accordance with the payment terms set forth in this Agreement.

4.4.2 Upon cancellation of a Purchase Order in the Firm Order Period, CUSTOMER shall be liable as follows:

         a. Finished Products are products that are ready to be shipped, shipped and/or in transit. In the event that CUSTOMER wishes to terminate any/all Products specified in the Purchase Order and such termination exceeds EMI's cancellation period. CUSTOMER shall be liable for the amount of cancelled Finished Products.

         b. Materials/Parts: In the event that CUSTOMER wishes to terminate any/all Products specified in the Forecast or Purchase Orders and such termination exceeds EMI's cancellation period, CUSTOMER shall be liable for Materials or Parts procured pursuant to section 13 herein, to support the Forecasts or Purchase Orders. EMI, however, agrees to make commercially reasonable attempts to minimize CUSTOMER's liability by reallocating standard Materials to customer's other products, EMI shall have no responsibility to attempt to reallocate any Unique Material that was procured solely to support CUSTOMER's order.

         c. Processing Fee: Without limiting any of the foregoing, CUSTOMER shall also pay a processing fee in the amount of five hundred dollars ($500.00), for each sales order.

         d. Notwithstanding the cancellation of any order, CUSTOMER is also responsible for all cancellation charges, including the purchase order price of all finished goods and WPI, component inventories on and, component inventories on purchase orders from EMI, and supplier cancellation and other costs charges to EMI (including restocking fees). Such cancellation charges will be submitted by EMI to CUSTOMER within ten (10) days of the request for cancellation, and will be due and payable in accordance with the payment terms set forth in this Agreement.

4.5      UPSIDE AND DOWNSIDE FLEXIBILITY:

4.5.1 Products scheduled for delivery forty-five (45) to sixty (60) days of written notice of change may be increased or decreased by up to 50%.

4.5.2 Products scheduled for delivery beyond sixty (60) clays of written notice of change may be increased or decreased up to 100%.

4.6      ORDERING ADDITIONAL PRODUCTS:

4.6.1 Whenever CUSTOMER wishes to purchase products not currently quoted, the following procedures are to be followed:

4.6.1.1 CUSTOMER shall provide EMI with a request for quote (RFQ) which incorporates CUSTOMER's specifications for the additional products.

4.6.1.2 EMI shall provide CUSTOMER with a written quotation for the additional products in response to the RFQ) (noting exceptions where necessary).

4.6.1.3 If CUSTOMER elects to purchase such products, it shall issue EMI a written Purchase Order for such goods that shall reference EMI's quotation and include the specifications for the products.

4.6.1.4 Such additional products shall be covered under this Agreement with the issuance of said CUSTOMER Purchase Order and attached Quote.

5.       ENGINEERING CHANGE ORDERS (ECO):

5.1 CUSTOMER may, from time to time, request that EMI implement ECOs. The following procedures shall be followed to effect such ECOs in a timely and cost-effective manner.

5.1.1 CUSTOMER shall notify EMI of a proposed ECO in writing. This notification should include the appropriate documentation to support EMI's determination of the impact of this request.

5.1.2 Upon notice of an ECO, EMI will make best effort to review all costs and other impacts within one (1) week. All cost impacts and material availability issues will be mutually reviewed and agreed to with CUSTOMER prior to implementation.

5.1.3 Emergency ECOs will be implemented immediately at CUSTOMER's request-CUSTOMER will be liable for costs associated with emergency ECO implementation, particularly as pertain to any required interruption of the production process.

6.       CHANGES IN SPECIFICATIONS:

6.1 CUSTOMER may request, in writing, changes to any order, including changes to the relevant specifications or Product by a written ECN (Engineering Change Notice). EMI shall notify CUSTOMER in writing as to the impact of each such change on the price, delivery schedule end any other terms. Such changes shall become effective only upon the signing by both parties of such documentation which incorporates the agreed upon price and terms of the change.

7.       DELIVERY/SHIPMENT:

7.1 Delivery of finished goods and terms are FOB Origin (Shipping Point). EMI transfers title and risk of loss to the Products upon delivery to the carrier at the EMI dock even if EMI has arranged for transportation.

7.2 CUSTOMER will arrange transportation and insurance and specify carriers and transportation instructions. If CUSTOMER has not done so, EMI shall arrange for transportation and insurance on CUSTOMER's behalf and add these costs to the shipment invoice.

7.3 EMI will use its reasonable efforts to deliver Products no more than three (3) days before and zero (0) days after the agreed delivery date, but if shipments are delayed by causes beyond EMI's control, EMI will immediately notify CUSTOMER and may ship partial shipments. If EMI continues to be unable to meet the agreed delivery date due to supply constraints, a report of existing supply constraints and actions to minimize impact of these constraints will be provided to CUSTOMER. EMI will bear the cost of any reasonable additional freight charges incurred as a result of being persistently late.

7.4 If the CUSTOMER does not provide EMI sufficient lead-time coverage by its purchase orders and requires EMI to meet deliveries inside of the accepted lead-time, EMI may use labor overtime, material expedite charges and other means in attempts to pull in deliveries that are inside of lead-time. EMI will quote and CUSTOMER will be invoiced for all such expediting fees and costs.

7.5 All Products will be packed by EMI in secure packaging considered appropriate by EMI or as otherwise may be agreed. All CUSTOMER required packaging standards shall be specified in Request for Quote and may not be changed except as mutually agreed in writing.

7.6      CUSTOMER is responsible for obtaining or payment of:

7.6.1 Any necessary export and import licensing relating to Products and complying with all applicable export control laws and regulations.

7.6.2 Any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations in any jurisdiction to or from which Products are shipped or in from which the Products are marketed, distributed or sold.

7.6.3 Any taxes, fees or duties imposed by any jurisdiction or entity once Product has left EMI's FOB Origin shipping point.

8.       QUALITY CONFORMANCE:

8.1 Products sold under this Agreement will conform to those specifications referenced in the Quotation and as may be modified from time to time by mutual written agreement. All other standards or CUSTOMER's specifications will be reviewed and are subject to acceptance by EMI in writing. CUSTOMER shall specify and divulge any special requirements as a part of its purchase order. If CUSTOMER has no workmanship standard of its own, then EMI shall conform to IPC-A-610 Class 2 (or most recent revision thereof) as a minimum or as otherwise noted.

9.       ACCEPTANCE:

9.1      INSPECTION/ACCEPTANCE:

9.1.1 CUSTOMER shaft inspect all products delivered under this Agreement promptly upon receipt at the receiving destination and may reject any product that fail to meet the specifications described in the EMI's sales quotation and CUSTOMER's purchase order. Products not rejected by written notification to EMI within fourteen (14) days of receipt at CUSTOMER's facility shall be deemed to have been accepted.

9.2      SOURCE INSPECTION:

9.2.1 CUSTOMER may, at its option, elect to inspect and accept assemblies at EMI's facility. EMI will provide sufficient workspace for such inspection activities. Should CUSTOMER elect to inspect at EMI's facility, EMI will not be obligated to hold completed assemblies for CUSTOMER's inspection beyond seven (7) clays from the scheduled delivery date.

9.3      RETURN MATERIAL AUTHORIZATIONS (RMA):

9.3.1 In the event that products manufactured under this Agreement are found to be defective, CUSTOMER must request a Return Material Authorization
         (RMA) from EMI prior to exercising any return of products to EMI. An RMA number will be issued promptly (within three (3) working days) provided that CUSTOMER provides a written statement detailing the failure. The RMA number must appear on all return documents and packaging sent to EMI. Returns shall be shipped freight prepaid to EMI's manufacturing facility. EMI will, at its option and expense, repair or replace said rejected products within fourteen (14) business days. EMI will prepay transportation charges back to CUSTOMER.

9.4      CUSTOMER SUPPLIED COMPONENTS:

9.4.1 Should CUSTOMER elect to supply any components to EMI, and EMI agrees to such action, such components in acceptable quantities and usable packaging format, including provision for attrition and failure parts, will be delivered to EMI not later than two (2) weeks prior to each scheduled delivery date. Failure to comply with this provision may result in schedule delays and/or premium charges.

10.      PAYMENT:

10.1 EMI shall invoice CUSTOMER upon shipment of finished goods to CUSTOMER-designated location. Payment for all such products shall be net thirty (30) days from date of invoice, subject to the approval and continuation of such approval of credit by EMI. CUSTOMER agrees to submit such financial information from time to time as may be reasonably requested by EMI for the establishment and/or continuation of credit terms.

10.2 EMI reserves the right to require partial payment prior to completion of tooling for some forms of custom tooling or NRE as defined in any Quotes, including payments prior to initiation of work.

10.3 CUSTOMER will pay all invoices in full and will not offset any amounts EMI may owe or be deemed to be owed to CUSTOMER without the approval of EMI.

10.4 Payments are due thirty (30) days from date of invoice. If payments are more than twenty (20) days late or CUSTOMER's financial condition deteriorates. EMI may put shipments on credit hold and/or require payments in advance, require a letter of credit, or require other assurances acceptable to EMI. Furthermore, EMI may, in addition to its other rights and remedies, charge a late payment charge of one and one-half percent (1.5%) per month, together with any additional costs, charges and expenses incurred by EMI in collecting the overdue payment. Should this 1.5% rate exceed the maximum rate that is lawful under the circumstances, then the maximum rate that is allowed shall apply.

10.5 Where prices are related to volume and CUSTOMER does not purchase the anticipated volume of Product, EMI reserves the right to adjust prices to reflect the actual quantities of Products shipped to CUSTOMER and invoice CUSTOMER for the difference between the price paid and the adjusted price.

10.6 EMI reserves the right to place a lien on all of the Products it sells to CUSTOMER on net thirty (30) credit terms. In furtherance of this right, EMI may from time to time, file such U.C.C. financing statements covering Products as it determines are necessary. For such purpose, CUSTOMER shall execute and deliver to EMI the UCC-1 financing statement provided by the California Secretary of State and such further statements as EMI shall from time to time request. CUSTOMER hereby irrevocably appoints EMI as its attorney-in-fact to execute such U.C.C. financing statements on CUSTOMER's behalf, as EMI shall require if

         CUSTOMER shall fail to execute the same promptly after demand. CUSTOMER acknowledges that such appointment is coupled with an interest and is therefore irrevocable for so long as any consigned or unpaid Products are in the possession of CUSTOMER. EMI will remove the UCC lien on each order after payment has been received.

11.      COLLECTION OF ACCOUNTS:

11.1 In the event that an account becomes past due and EMI submits the account for collection or legal action, CUSTOMER shall pay all costs of collection, court costs, and reasonable attorney fees.

12.      TAXES:

12.1 CUSTOMER shall bear all applicable federal, state, municipal and other governmental taxes (such as sales, customs duty, use, etc.); and all personal property taxes assessable to the Products after delivery to the carrier. EMI is obligated to charge CUSTOMER sales or use tax on all amounts due under this agreement unless Customer provides EMI a valid exemption certificate.

13.      MATERIAL REQUIREMENTS:

13.1 In the event that EMI uses a supplier per CUSTOMER's (AVL) Approved Vendor List and for either reasons of quality, cost or market conditions, the costs exceed that which EMI and CUSTOMER previously agreed upon, the parties shall seek to reach agreement on cost adjustment to the CUSTOMER (PPV) Price Purchase Variance. Until EMI and CUSTOMER reach an agreement, EMI shall not proceed pursuant to the involved purchase order until such an agreement is reached in writing. In the event that the parties cannot reach agreement promptly on such net adjustment, the CUSTOMER shall be free to pursue alternative sources for (PPV) items.

13.2 EMI will purchase reeled components in the minimum quantity of standard full reel sizes necessary to satisfy CUSTOMER's orders. CUSTOMER we pay for any reasonably excess quantity of these reeled components and for all other reasonably excess material purchased on CUSTOMER's behalf, and with CUSTOMER's preapproval, that cannot be used for CUSTOMER's benefit or returned to the supplier due to minimum lot sizes, partial reels, or Noncancelable/Nonreturnable (NCNR) conditions. CUSTOMER agrees and accepts NCNR terms as stated in EMI's quotation or NCNR Form as part of this Agreement as reasonably mandated by its AVL suppliers.

13.3 EMI will provide CUSTOMER, in writing, a list of all suppliers and parts in which NCNR approvals are required, prior to placing orders. Once approved by CUSTOMER, EMI shall place such orders for NCNR materials. CUSTOMER will be fully responsible for the liability of such material in the event CUSTOMER no longer needs such part(s).

13.4 If the Purchase Order lead time does not provide EMI with enough lead time for the purchase of identified long lead parts, then the CUSTOMER and EMI must agree to execute a "Forecast Ordering Agreement" allowing EMI to place orders for identified long lead parts with CUSTOMER approval. All parts purchased or placed on order under this Agreement become the responsibility of the CUSTOMER.

14.      WARRANTY:

14.1 EMI warrants that the Products sold hereunder will comply with all applicable CUSTOMER specifications and shall be free from defects in material and workmanship and shall successfully satisfy the acceptance criteria as outlined in Section 9.2 of this Agreement. This warranty shall be effective for a period of one (1) year from the date of EMI's Date Code.

14.2 The foregoing warranty shall not apply to completed assemblies which are defective as a result of engineering or design problems, customer misuse, accident, neglect, alteration, improper testing, error in CUSTOMER's specifications or BOM (bill of materials), improper storage, or damaged components caused by CUSTOMER or its end user. The foregoing warranty shall also not apply if the product or components parts have been subjected to unauthorized repair, rework or installation.

14.3 This warranty does not extend to CUSTOMER-supplied components and/or components purchased from CUSTOMER's designated contract manufacturers.

14.4 Prototypes and pre-production/pilot Products are provided on an "AS IS " basis without warranty of any kind.

14.5 CUSTOMER's sole remedy and EMI's sole obligation shall be to repair or replace (at EMI's option) the nonconforming Product. Any Product returned to EMI which, after inspection and test by EMI, is found to be conforming shall be subject to a NDF (No Defect Found) charge.

14.6 All returns must first be authorized by the issuance of an RMA (return material authorization) from EMI. EMI will provide the RMA number within one (1) business day of receipt of notice. Product returned to EMI without an RMA will be refused and returned to CUSTOMER at the CUSTOMER's expense. The CUSTOMER must place a buy back or replacement purchase order, matching the corresponding RMA part number and quantity, to receive authorization to return Products to EMI. CUSTOMER will forward the nonconforming Product to EMI freight prepaid. EMI will return the repaired or replaced Product, using the same method and priority of shipment as from CUSTOMER, but no later than thirty (30) days from the day EMI received the nonconforming Product.

14.7 If EMI determines the warranted Product is un-repairable or EMI no longer possesses tools and equipment necessary to perform the repairs, EMI shall have the option to refund the purchase price in lieu of repair or replacement. However, if the CUSTOMER provided tools and equipment necessary to perform the repair has been returned to CUSTOMER at its request, and EMI is unable to repair the Product due to lack of this equipment, then EMI will have no responsibility for warranty or non-warranty repairs, or for refund of the purchase price.

14.8 The foregoing warranties are expressly in lieu of any other warranties and EMI makes no other warranty, expressed or implied, with respect to the completed assemblies and in particular, EMI disclaims any warranty with respect to the merchantability of such goods or the fitness of such completed assemblies for the Customer's intended purpose or use. EMI neither assumes nor authorizes CUSTOMER or any other person to assume on behalf of EMI any other liabilities in connection with the sale of goods,

14.9 IN NO EVENT WILL EMI BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO INTERRUPTION OF PRODUCTION, ADMINISTRATIVE EXPENSES OR OVERHEAD, OR LOSS OF PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EMI'S LIABILITY IN ANY EVENT FOR DIRECT DAMAGES UNDER THIS AGREEMENT SHALL NOT EXCEED ONE MILLION DOLLARS OR THE TOTAL AMOUNT PAID BY CUSTOMER, WHICHEVER IS LESS, AND EMI'S LIABILITY FOR ANY ONE PRODUCT SHALL NOT EXCEED THE PRICE PAID BY CUSTOMER FOR THAT PRODUCT.

14.10 Non-warranty repairs will be returned following the same procedure for warranty repairs. CUSTOMER and EMI will develop a repair price matrix for EMI performing such repairs and this pricing will be included in this Agreement as amendment. EMI shall not have any responsibility for providing parts or services after termination of this Agreement unless otherwise agreed in writing.

15.      LIMITATION OF LIABILITY:

15.1 In no event shall either party be liable for any, indirect, incidental or consequential damages, including without limitation lost profits, arising in connection with any products sold hereunder, whether for breach of contract, breach of warranty, liability in tort (whether strict liability or negligence), or without limitation otherwise, personal property damage, personal injury and third party liabilities, all of which are hereby expressly excluded.

15.2 Circumstances may arise where CUSTOMER is entitled to recover damages from EMI. In each such instance and for any cause of action, EMI is liable for no more than direct damages up to the price paid for the Product(s), which is subject to the claim.

16.      TERMINATION:

16.1     FOR CONVENIENCE:

16.1.1 Either party may terminate this Agreement or convenience upon one-hundred and twenty (120) days' written notice to the other party. If EMI does not have sufficient material to cover material lead-time, EMI's notice to CUSTOMER must be at least as far in advance as the longest lead-time item. Both parties shall fulfill their obligations under any pending open Purchase Orders

16.2     FOR CAUSE:

16.2.1 This Agreement may be terminated by either party at any time upon the occurrence of any one or more of the following Events of Default:

16.2.1.1 The insolvency of the other party, including reorganization through bankruptcy or similar proceedings,

16.2.1.2 The other party shall cease to function as a going concern,

16.2.1.3 Failure of the other party: 1) to perform pursuant to the terms and conditions of this Agreement; and 2) to cure such performance deficiency within sixty (60) days after receiving written notice thereof.

16.3     MATERIALS, WORK IN PROCESS, COMPLETED PRODUCT:

16.3.1 Notwithstanding termination of this Agreement, CUSTOMER shall be liable for any materials acquired plus handling charges pursuant to purchase orders and long lead-time items purchased to forecast work in process and completed assemblies still in EMI's possession. All such materials and products shall be shipped promptly to CUSTOMER upon termination and shall be subject to the then-current pricing schedule and payment terms.

16.3.2 CUSTOMER shall also be liable for any unamortized investment incurred by EMI at time of termination as previously agreed to in writing.

16.3.3 Notwithstanding sections 16.3.1 and 16.3.2, in the event that the agreement is terminated pursuant to section 16.2.1.1, EMI at its option may liquidate all completed assemblies, work in process and all other materials procured under this agreement, in such a case CUSTOMER shall remain liable to EMI for the difference between the liquidated amount received and the amount owing by CUSTOMER under 16.3.1 and 16.3.2.

17.      CONFIDENTIALITY:

17.1 For a period of two years from the date of any CUSTOMER's order, the parties agree to hold in confidence, and not to disclose to any person, firm or corporation without the express prior written authorization of the other party, all confidential and proprietary information which was specifically identified as Confidential or proprietary and is stamped or marked as such. Confidential information may include materials, drawings, bills of materials, specifications "and other technical information concerning CUSTOMER or EMI. The receiving party will use no less care to protect the confidentiality of such information as it uses to protect its own confidential and proprietary information. The obligations set forth in this paragraph shall not apply if;

17.1.1 The information was already known by the party prior to disclosure of such information by the other party or by a third party:

17.1.2 The information is independently developed by the party without use of the information disclosed by the other party or third party;

17.1.3 The information is publicly available at the time of disclosure or thereafter becomes publicly available through no fault of the other party; or

17.1.4 The information is subsequently disclosed to the party by a third party under no obligation to the other party or the customer not to disclose such information.

18.      OBSOLETE END/OR SURPLUS MATERIALS:

         When any material is for any reason at any time tendered obsolete and/or surplus to CUSTOMER's requirements and that material was ordered by EMI against accepted purchase order(s) pursuant to this Agreement, EMI will:

18.1 provide to CUSTOMER as soon as reasonably practical following the date of the event causing the obsolescence/surplus (the "Obsolescence Date") a notice of the potential cost of such obsolescence or surplus including relevant handling charges; and

18.2 for a period of three (3) weeks from the Obsolescence Date, use its reasonable efforts to:

18.2.1   cancel outstanding orders for such material; or

18.2.2 attempt to return such material back to the original supplier; and/or EMI will return and invoice such material back to the customer at the cost of the material plus the original sale margin,

18.2.3 use excess/uncancellable materials for the manufacture of other products.

18.3     After such 3-week period:

18.3.1 EMI will at CUSTOMER's risk and expense, be entitled to deliver to CUSTOMER (or, if CUSTOMER so requests, otherwise dispose of ) all obsolete and/or surplus materials then held by EMI; and

18.3.2 EMI shall invoice CUSTOMER for the full cost thereof together with the costs of all other materials for which EMI remains liable and any price variance incurred by EMI in connection with the resale of such materials and EMI's reasonable handling charges in respect of all obsolete and/or surplus materials originally made obsolete anchor surplus. CUSTOMER shall pay such invoice without offset of deduction within (14) fourteen days of the invoice date

19.      GENERAL: 19.1 ENTIRE AGREEMENT:

19.1.1 This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. This Agreement may be modified only in writing and duly signed by authorized representatives of both parties.

19.2     SEVERABILITY:

19.2.1 In the event that one or more of the provisions, or parts thereof, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision in the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

19.3     USE OF STANDARD PURCHASE ORDERS:

19.3.1 Although CUSTOMER may use its standard purchase order form to give any order or other notice provided for hereunder, said order or notice will be governed by the terms and conditions of this Agreement, and any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement shall have no force or legal effect and will not become part of this Agreement.

19.4     INDEMNIFICATION:

19.4.1 Each party agrees to indemnify the other against, and hold the other harmless from any and all claims, demands, damages and liabilities, including attorneys fees and costs, for personal injury or property damage due to such parties' negligence related to the services provided under this Agreement. Both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this

         Agreement. In addition, CUSTOMER shall indemnify and hold EMI and subcontractors harmless against any claim alleging that the products supplied pursuant to this Agreement and in accordance with CUSTOMER's specifications, infringes any patent, copyright, mask work right or other property right of a third party; and CUSTOMER shall defend, at its expense, any suit or proceeding against EMI or subcontractor based upon such a claim and shall pay all costs and damages awarded therein.

19.5     ASSIGNMENT:

19.5.1 This Agreement may not be assigned in whole or in part or transferred by either party without the prior written consent of the other.

19.6     FORCE MAJEURE:

19.6.1 In the event that performance by either party of its obligations under this Agreement is prevented due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

19.7     NOTICES:

19.7.1 All notices and other communications permitted or required by the provisions of this Agreement shall be in writing and shall be mailed, faxed, e-mailed or delivered to the other party at the address set forth in this Agreement and shall be deemed effective upon receipt by the other party. Mail delivery shall be deemed effective three (3) days after deposit in the U.S. Mail.

19.8     GOVERNING LAW:

19.8.1 This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

19.9     ADVERTISEMENT:

19.9.1 CUSTOMER consents to EMI advertising the fact that EMI is providing Product to CUSTOMER on EWI's Web site, in marketing materials, and otherwise, so long as such advertising does not disclose any specific terms of the relationship.

19.10    APPROVED MANUFACTURERS:

19.10.1 EMI will only purchase components specified and approved by CUSTOMER as defined in CUSTOMER's AVL (Approved Vendor List). Any changes are subject to CUSTOMER's written consent. If CUSTOMER refuses to give such consent or fails to respond within ten (10) days of EMI's request and EMI has used reasonable efforts to purchase from the approved manufacturers and shortages or allocations exist, EMI shall not be liable for falling to deliver the affected Product.

19.10.2 If CUSTOMER provides consigned components to EMI, these item must be from the CUSTOMER's AVL.

19.11    ATTORNEY'S FEES; ARBITRATION:

19.11.1 If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs in addition to any other relief the prevailing party may be entitled to. Any controversy or dispute arising out of this Agreement, including the interpretation of any of the provisions hereof, shall be submitted to arbitration in Orange County, California, under the commercial arbitration rules then in effect of the American Arbitration Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or rotated to this Agreement shall be instituted in any court by any party hereto except (a) an action to compel arbitration pursuant to this Paragraph, or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this paragraph.

19.12    AMENDMENTS:

         No addition to, deletion from or modification of any of the provisions of this Agreement shall be binding upon the Parties unless made in writing and signed by a duly authorized representative of both parties.

20.      MISCELLANEOUS:

20.1 A facsimile copy of a signature to this agreement should be deemed an original.

20.2 All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

20.3 Titles and heading sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

20.4 The Waiver by any party of the breach of the other party of any provision of this Agreement shall not be construed as a continuing waiver of the breach of the same or other provisions of the Agreement.

20.5 The parties agree to cooperate fully and to execute any and all supplementary documents and to take any and all additional acts that may be necessary or appropriate to give full force and effect to the terms, provisions and intentions of the Agreement.

20.6 Customer furnished materials including Documentation, Programmable Files (check-sum), Gerber Data, Cad Data, Fabrication Drawings, Fabrication Specifications, etc. are to be provided with Revision Controlled. EMI will deliver and fabricate according to the furnished materials without any alterations. Therefore, the customer holds liabilities for products that are produced resulting in inaccuracy of its contents.

21.      NON-SOLICITATION:

21.1 During the term of this agreement and for a period of two years after the expiration or termination of this agreement, the parties agree not to solicit or induce the other parties' employees to leave their employment in a management level position or otherwise considered a key employee; provided, however, that neither party shall be prohibited from employing any person who (a) contacts the party on his or her own initiative, or (b) responds to general advertisement or general recruiting efforts.

21.2 In the event of breach of this provision, the parties agree that the nonbreaching party shall be entitled to the following remedies:
         a. Temporary and Permanent injunctive relief, restraining further breach of this covenant;
         b. An amount equal to two times the solicited employee's annual salary;
         c.       Any other damages available at law or equity.

22.      APPROVALS:

In witness whereof, the parties hereto have caused this Agreement to be duly and properly executed by the duly author zed representatives as of the day and year written below.

On behalf of:                         On behalf of:  Express Manufacturing, Inc.

   /S/ John Moore                         /S/ CP Chin
-------------------------------       ------------------------------------------
Signature                             Signature

John Moore                                CP Chin
-------------------------------       ------------------------------------------
Name                                  Name

Operations Management                     President
-------------------------------       ------------------------------------------
Title                                 Title

Date:  11/4/2003                      Date: 11/7/03